Exhibit 3.1

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AMENDMENT NO. 1
TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
TEPPCO PARTNERS, L.P.
          THIS AMENDMENT NO. 1 (THIS “AMENDMENT”) TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TEPPCO PARTNERS, L.P. (the “Partnership Agreement”), is hereby adopted effective as of December 27, 2007, by Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company, as the General Partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
          WHEREAS, Section 15.1(d) of the Partnership Agreement provides that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement that is necessary or appropriate to comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which any LP Units are listed for trading;
          WHEREAS, the New York Stock Exchange (“NYSE”) has amended its rules to require that, effective January 1, 2008, listed companies must be eligible to participate in the Direct Registration System (“DRS”) administered by the Depository Trust Company;
          WHEREAS, the General Partner has determined, in its discretion, that an amendment to the Partnership Agreement in order to comply with the NYSE’s DRS eligibility rules is in the best interests of the Partnership and the Limited Partners;
          NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     Section 1. Section 4.1(c) is hereby amended to read in full as follows:
               Notwithstanding any provision of this Agreement to the contrary, additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.1 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional

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Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by LP Unit Certificates (or in uncertificated form) and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.
     Section 2. Section 4.8(c) is hereby amended to read in full as follows:
               Promptly following any such distribution, subdivision or combination, the General Partner may cause LP Unit Certificates or uncertificated LP Units to be issued to the Record Holders of LP Units as of the applicable Record Date representing the new number of LP Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of LP Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new LP Unit Certificate or uncertificated LP Unit, the surrender of any LP Unit Certificate, or other evidence satisfactory to the General Partner of the ownership of any uncertificated LP Unit, held by such Record Holder immediately prior to such Record Date.
     Section 3. Section 10.1 is hereby amended to read in full as follows:
               Upon the Partnership’s issuance of LP Units to any Person, the Partnership shall issue one or more LP Unit Certificates in the name of such Person evidencing the number of such LP Units being so issued. LP Unit Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No LP Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that LP Units may be certificated or uncertificated as provided in the Delaware Act; and provided further, that if the General Partner elects to issue LP Units in global form, the LP Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the LP Units have been duly registered in accordance with the direction of the Partnership.
     Section 4. Section 10.2 is hereby amended to read in full as follows:
          (a) The General Partner shall cause to be kept on behalf of the Partnership a register (the “LP Unit Register”) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section

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10.2(b), the General Partner will provide for the registration and the transfer of such LP Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering and transferring of LP Units as herein provided. The Partnership shall not recognize transfers of LP Unit Certificates representing LP Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any LP Units evidenced by an LP Unit Certificate and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new LP Unit Certificates, or, shall deliver other evidence of uncertificated LP Units, evidencing the same aggregate number of LP Units as was evidenced by the LP Unit Certificate so surrendered.
          (b) Except as otherwise provided in Section 11.5 and this paragraph, the Partnership shall not recognize any transfer of LP Units until the LP Unit Certificates evidencing such LP Units are surrendered for registration of transfer and such LP Unit Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided, that, as a condition to the issuance of any new LP Unit Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon the receipt of proper transfer instructions from the registered owner of uncertificated LP Units, such uncertificated LP Units shall be cancelled, issuance of new equivalent uncertificated LP Units or LP Unit Certificates shall be made to the holder of LP Units entitled thereto, and the transaction shall be recorded upon the books of the Partnership.
     Section 5. Section 10.3 is hereby amended to read in full as follows:
          (a) If any mutilated LP Unit Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver in exchange therefor, a new LP Unit Certificate, or shall deliver other evidence of uncertificated LP Units, evidencing the same number of LP Units as the LP Unit Certificate so surrendered.
          (b) The General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver a new LP Unit Certificate, or shall deliver other evidence of uncertificated LP Units, in place of any LP Unit Certificate previously issued if the Record Holder of the LP Unit Certificate:
               (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued LP Unit Certificate has been lost, destroyed or stolen;

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               (ii) requests the issuance of a new LP Unit Certificate, or of uncertificated LP Units, before the Partnership has notice that the LP Unit Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
               (iii) if requested by the General Partner, delivers to the Partnership such security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the LP Unit Certificate; and
               (iv) satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of an LP Unit Certificate, and a transfer of the LP Units represented by the LP Unit Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new LP Unit Certificate or uncertificated LP Units.
          (c) As a condition to the issuance of any LP Unit Certificate or any uncertificated LP Unit under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.
     Section 6. Sections 11.6(a)(i) and (a)(iii) are hereby amended to read in full as follows:
               (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable LP Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the LP Unit Certificate evidencing the Redeemable LP Units, or if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable LP Units, and that on and after date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable LP Units will accrue or be made.

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               (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of (x) if certificated, the LP Unit Certificate evidencing the Redeemable LP Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of ownership of the Redeemable LP Units, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.
     Section 7. Section 12.1 is hereby amended to read in full as follows:
          By transfer of an LP Unit in accordance with Article 11, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of an LP Unit Certificate or an uncertificated LP Unit shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such LP Unit Certificate or such uncertificated LP Unit to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred LP Units. Each transferee of an LP Unit (including, without limitation, any nominee holder or an agent acquiring such LP Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the LP Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to LP Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such LP Units on any matter, vote such LP Units at the written discretion of the Assignee who is the Record Holder of such LP Units. If no such written direction is received, such LP Units will not be voted. An Assignee shall have no other rights of a Limited Partner.
     Section 8. Sections 17.1(b) and (c) are hereby amended to read in full as follows:
          (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase LP Units granted pursuant to Section 17.1(a), the General Partner shall deliver to the Transfer Agent written notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of LP Units (as of a Record Date selected by the

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General Partner) at least ten, but not more than sixty days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a) at which LP Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such LP Units, upon surrender of LP Unit Certificates representing such LP Units, or if uncertificated, upon surrender of evidence satisfactory to the General Partner of ownership of such LP Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the LP Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of LP Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the LP Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least ten days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of LP Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any LP Unit Certificate, or other evidence satisfactory to the General Partner of the ownership of any uncertificated LP Unit, shall not have been surrendered for purchase, all rights of the holders of such LP Units (including, without limitation, any rights pursuant to Articles 4, 5 and 14) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for the LP Units therefor, without interest, upon surrender to the Transfer Agent of the LP Unit Certificates representing such LP Units, or, if uncertificated, upon surrender of evidence satisfactory to the General Partner of ownership of such LP Units, and such LP Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such LP Units from and after the Purchase Date and shall have all rights as the owner of such LP Units (including, without limitations, all rights as owner pursuant to Articles 4, 5 and 14).
          (c) At any time from and after the Purchase Date, a holder of an Outstanding LP Unit subject to purchase as provided in this Section 17.1 may surrender his LP Unit Certificate evidencing such LP Units, or, if uncertificated, evidence satisfactory to the General Partner of his ownership of such LP Units, as the case may be, to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor without interest thereon.

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     Section 9. The first paragraph of Exhibit A is hereby amended to read in full as follows:
          No transfer of the LP Units evidenced hereby will be registered on the books of TEPPCO Partners, L.P. (the “Partnership”), unless the LP Unit Certificates evidencing the LP Units to be transferred are surrendered for registration of transfer and an Application for Transfer of LP Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the LP Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the LP Units. Upon the receipt of proper transfer instructions from the registered owner of uncertificated LP Units, such uncertificated LP Units shall be cancelled, issuance of new equivalent uncertificated LP Units or LP Unit Certificates shall be made to the holder of LP Units entitled thereto, and the transaction shall be recorded upon the books of the Partnership.
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          IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 as of the date first written above.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

By:	/s/ Jerry E. Thompson Jerry E. Thompson
President and Chief Executive Officer

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